Exhibit 10.13

SEVERANCE COMPENSATION PLAN

1.             Purpose of Plan.  The purpose of the Plan is to protect and retain qualified employees and to reward employees for loyal service to the Company by providing severance compensation to employees upon their involuntary termination of employment resulting from specified events.

2.             Definitions.  The terms defined in this section shall have the meaning given below:

a.             “Affiliate” means a person that directly, or indirectly, through one or more intermediaries, is controlled by the Company.

b.             “Base Compensation” means (i) Employee’s annual salary determined as of the date the Employee’s termination is effective plus (ii) the Employee’s targeted annual incentive bonus for the fiscal year of the Company in which Employee was terminated.  A “week” of Base Compensation shall mean Base Compensation divided by 52.

c.             “Cause” shall be defined as any of the following events:  (i) Employee embezzles funds or otherwise misappropriates the assets of the Company, is convicted in a court of law of or pleads guilty or no contest to a felony or any criminal activity involving dishonesty, fraud, breach of trust or involving money or property of the Company, or engages in any public conduct that has a material detrimental effect on the Company, or (ii) Employee materially breaches any of the provisions of an employment agreement between Employee and the Company, or (iii) Employee engages in continued and deliberate neglect or willful misconduct in connection with the performance of, or refusal to perform Employee’s duties, any of which has not been cured within thirty (30) days after Employee has been provided with written notice of the same; provided, however, that the Company shall first have given Employee written notice of his breach of the terms of the Management Compensation Agreement or failure to perform, and Employee shall have failed to remedy such violation within 30 calendar days of the receipt of such notice.

d.             “Change-in-Control” means the time when (i) there is an acquisition by any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company, other than (A) any acquisition directly from the Company or a subsidiary of the Company, (B) any acquisition by the Company or a subsidiary of the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (all such persons, referenced in (A)-(C), the “Exempted Persons”), or (ii) approval by the board of directors or shareholders of the Company of (A) a plan of complete liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to one or more Exempted Persons.

e.             “Code” means the Internal Revenue Code of 1986, as amended.

f.              “Committee” means the Compensation Committee of the Board of Directors of the Company, or any successor to the Committee.

g.             “Company” means MAIR Holdings, Inc.

h.             “Employee” means a person employed by the Company as a non-union salaried or hourly employee who is regularly scheduled to work on a consistent and ongoing basis.

i.              “Exchange Act” means the Securities Exchange Act of 1934, as amended.

j.              “Management Director” means an Employee of the Company whose job description identifies the Employee’s position as a director-level position.

k.             “Officer” means an Employee who is appointed as an officer of the Company by the Company’s Board of Directors or a committee thereof.

l.              “Plan” means the Company’s Severance Compensation Plan as stated herein, and as it may be amended from time to time.

m.            “Qualifying Termination” means (i) an Employee’s involuntary termination without Cause due to the elimination of a job position in connection with an organizational restructuring, or (ii) an Employee’s involuntary termination without Cause due to a Change-in-Control.  An involuntary termination within twelve (12) months following a Change-in-Control will be deemed to be due to such Change-in-Control.

n.             “Year of Service” means a consecutive 365-day period of employment with the Company, including employment with any of the Company’s subsidiaries, and does not include partial years.

3.             General Eligibility Requirements.  All Employees of the Company shall be eligible, upon a Qualifying Termination, to receive the benefits described in Sections 4, 5 and 6 of the Plan.

4.             Severance Compensation.

a.             Upon the Qualifying Termination of any eligible Employee who has been employed by the Company for at least 12 months, the Employee shall be entitled to severance compensation as follows:

i.              If the Employee is not an Officer or Management Director, the Employee shall receive a severance benefit equal to 3 weeks of Base Compensation for each Year of Service, with a minimum severance benefit equal to 12 weeks and a maximum severance benefit equal to 52 weeks.

ii.             If the Employee is a Management Director, the Employee shall receive a severance benefit equal to 3 weeks of Base Compensation for each Year of Service, with a minimum severance benefit equal to 16 weeks and a maximum severance benefit equal to 52 weeks.

iii.            If the Employee is an Officer, the Employee shall receive a severance benefit equal to 52 weeks of Base Compensation.

b.             Notwithstanding Section 4a, the Committee shall have the authority, in its full discretion, to modify the stated benefit level above, but not below, that provided by the Plan and to authorize payment of additional pro rata anticipated bonuses through the date of termination for a particular Employee in consideration of the circumstances surrounding that Employee’s separation.

c.             The severance compensation shall be paid to the eligible Employee by the Company in installments no less frequently than monthly, with the first payment due within thirty (30) days of the Employee’s Qualifying Termination, provided that, if the Qualifying Termination resulted from a Change-in-Control involving the liquidation of the Company, the severance compensation shall be paid to the eligible Employee by the Company in a lump sum within thirty (30) days of the Employee’s Qualifying Termination.  In the event that an Employee has commenced receipt of benefits under this Plan and dies before receipt of all payments, the remaining payments will be paid to his or her estate in a lump sum within sixty (60) days of Employee’s death.  The means of paying severance compensation hereunder may be modified, if necessary, pursuant to paragraph 7.

5.             Treatment of Stock Options.

a.             Upon a Qualifying Termination, all of Employee’s unvested stock options shall immediately vest.

b.             Notwithstanding the above provision of Section 5, if the result of a Change-in-Control is that no shares of the Company’s stock remain available for issuance following such Change-in-Control, then the Committee shall (i) take steps necessary to immediately vest any unvested stock options, and (ii) provide the Employee with a reasonable period of time to exercise any vested options, including options that will vest upon the effective time of the Change-in-Control.  Such exercise period shall not continue beyond the original expiration date of the option.

6.             Continuation of Benefits.  Upon the Qualifying Termination of any eligible Employee, the Employee shall be entitled to participate in each Company medical, dental, life and disability plan or benefit in which the Employee participated immediately prior to the Qualifying Termination, upon the same terms and at the same level of coverage (single or family) in place immediately prior to the Qualifying Termination, provided that the

Company or an Affiliate continues to sponsor the relevant plan.  With respect to medical and dental coverage which the Employee has elected to continue under COBRA or applicable state law through a plan sponsored by the Company or an Affiliate, the Company will subsidize the cost of premiums for such continued coverage for the applicable period to the extent the premiums for such coverage exceed contribution rates paid by the Employee on the date of termination of employment.  With respect to life and disability coverage, the Company will subsidize the cost of premiums for such continued coverage for the period in which the Employee continues to receive severance payments under Section 4(a) above, and no coverage is available after that period expires, with life insurance contracts being assignable to Employees, as available.  The benefit to be provided, or payments to be made under this paragraph, shall be reduced to the extent that the Employee receives benefits or payments for the same occurrence under another employer-sponsored plan to which the Employee is entitled because of the Employee’s employment subsequent to the Qualifying Termination.

7.             Section 409A Exception. Severance compensation shall be paid under the terms of Paragraph 4, unless they exceed the limits of Paragraph 7a, below, in which case the excess amount of such payments shall be paid out as provided in Paragraphs 7b and c, as applicable.

a.             Severance payments must not total more than two times the lesser of:

i.              the Employee’s annualized compensation, including base pay and bonus, and based on Employee’s annual rate of pay for his taxable year preceding the year of his employment termination, or

ii.             the annual maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year of the Executive’s employment termination.

b.             Payments within the limits set forth in Paragraph 7a shall be paid to an Employee in equal amounts for the severance period described in Paragraph 4a.

c.             That portion of payments to any Employee exceeding the limits in a., above, shall be paid in equal installments over a period decided by the Committee which will end not later than two-and-one-half months after the end of the taxable year of the Employee or the Company, whichever is later, in which the Employee’s Qualifying Termination occurred.

8.             Section 280G Payments.  If the payment of benefits under the Plan, either alone or together with other payments to an Employee from the Company, would constitute a “parachute payment” as defined in Section 280G of the Code, such payment of benefits shall be reduced to the largest amount that will result in no portion of the severance compensation payments under the Plan being subject to the excise tax imposed by the provisions of Section 4999 of the Code, or being disallowed as deductions to the Company under Section 280G of the Code.  The determination of any reduction in severance compensation payments under this Section 8 pursuant to the foregoing provision shall be made by the Company’s independent public accountants in good faith after consultation with the Company and the Employee, and such determination shall be conclusive and binding.

9.             Amendment.  The Company reserves the right at any time to terminate or amend this Plan in any respect and without the consent of any Employee. However, the Plan, as amended, may not be terminated or further amended in any respect upon the occurrence of a Qualifying Termination. The power to amend, modify or terminate the Plan at any time is reserved to the Committee.  The Company agrees to amend its stock plans and agreements if necessary to accommodate the accelerated vesting periods provided hereunder.

10.          Employee Agreements.  In the event an Employee and the Company execute an Employment Agreement or other Severance Agreement that provides for severance benefits upon the Employee’s termination, the terms of this Plan as to a Qualifying Termination (as defined herein) shall be applied first, with any payments due to a Qualifying Termination under any other agreement to be offset by payments made hereunder.  The terms of this Plan shall control as to payments by the Company due to a Qualifying Termination.

11.          Unfunded Obligations.  All benefits due a Participant or the Participant’s beneficiary under this Plan are unfunded and unsecured, and are payable out of the general funds of the Company.  The Company, in its sole and absolute discretion, may establish a “grantor trust” for the payment of benefits and obligations under this Plan, the assets of which shall at all times be subject to the claims of creditors of the Company, as provided for in the trust.  The trust shall make distributions in accordance with the terms of the Plan.

12.          Release Required.  Payment of benefits and other rights granted under the Plan are expressly conditioned upon the Employee signing a release of all claims against the Company and related parties on a form to be determined from time to time in the sole discretion of the Company.  The release shall release the Company and its predecessors, successors and Affiliates, and their directors, officers, employees, agents and other related parties from any and all liabilities in connection with the Employee’s relationship with the Company.  Severance payments will begin only after the required release becomes final and the release is no longer subject to revocation or rescission by the Employee.

13.          Transferability of Benefits.  The right to receive payment of any benefits under this Plan shall not be transferred, assigned or pledged, except by beneficiary designation, by will, or under the laws of descent and distribution, and then only if, and to the extent, permitted by the underlying benefit plan.

14.          Taxes.  The Company may withhold from any payment due under this Plan any taxes required to be withheld under applicable federal, state or local tax laws or regulations.

15.          Construction, Governing Laws.  Except to the extent that federal legislation or applicable regulations shall govern, the validity and construction of the Plan and each of its provisions shall be subject to and governed by the laws of the State of Minnesota.  The Committee has sole authority and full discretion to apply, interpret and amend the Plan, and to determine eligibility and the amount of an Employee’s benefits hereunder.

16.          Severability.  If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of this Plan shall continue in full force and effect.

This Plan shall be effective as of the date approved by the Committee.

MAIR Holdings, Inc.

/s/ Raymond W. Zehr, Jr.
By Chair, Compensation Committee

Dated: July 11, 2007